RealNetworks Reorganizes Business;
Focuses on Growth Initiatives

SEATTLE – June 22, 2010 – RealNetworks, Inc. (Nasdaq: RNWK) announced today a significant reorganization of its business and operational structure. The reorganization is a key milestone in Real’s execution of its previously announced strategy to simplify, restructure and grow.

Real has consolidated its Technology Products and Solutions and Media Software and Services business units and organized them into functional teams that represent product development, sales and marketing, and service delivery over a carrier-grade delivery platform.

“This reorganization marks a significant milestone in our transformation of RealNetworks,” said Bob Kimball, president and acting CEO of Real. “Restructuring RealNetworks into functional groups creates a far more efficient organization focused on developing great products that can be delivered through any of our distribution partners.”

As part of this reorganization, the company eliminated about 85 positions, including about 25% of its executive ranks. The new organizational structure is designed to reduce the spans and layers of management to create greater efficiency, teamwork and customer focus.

Real also reduced its office space in Europe, Asia and its Seattle headquarters. As a result of the reorganization and reduction in office space, Real expects to record restructuring charges of approximately $10 million for the quarter ending June 30, 2010. Of these charges, approximately $3 million is related to the reduction in force and approximately $7 million will be recorded as a loss on excess office facilities.

About RealNetworks
RealNetworks, Inc. delivers digital entertainment services to consumers via PC, portable music player, home entertainment system and mobile phone. Real® created the streaming media category in 1995 and continues to offer pioneering products and services, including: RealPlayer®, the first mainstream media player to enable downloading, recording, editing and sharing of digital video; GameHouse®, one of the largest casual games services on the Internet; and a variety of mobile entertainment services, such as ringback tones, offered to consumers through leading wireless carriers around the world. RealNetworks’ corporate information is located at http://investor.realnetworks.com.

Forward Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the amount of restructuring charges and Real’s ability to develop new products and operate more effectively and efficiently in future periods. More information about potential risk factors that could affect Real’s business and financial results is included in Real’s annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and, from time to time, in other reports filed by Real with the Securities and Exchange Commission. Actual results may differ materially from estimates under different assumptions or conditions. Real assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.

For Press
Bill Hankes
206-892-6614
bhankes@real.com

For Investors
Marj Charlier
206-892-6718
mcharlier@real.com

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